Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of InflaRx N.V. for the registration of ordinary shares, debt securities, warrants, purchase contracts and units and to the incorporation by reference therein of our reports dated March 21, 2023, with respect to the consolidated financial statements of InflaRx N.V., and the effectiveness of internal control over financial reporting of InflaRx N.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Munich, Germany
June 30, 2023